Exhibit 10.140 FY 2013 Compuware Incentive Plan

Executive Incentive Plan (Section 16)

As an executive officer of the Company, you have been selected to participate in Compuware’s Fiscal Year (FY) 2013 Executive Incentive (Section 16) Plan (the “Plan”).  The purpose of this Plan is to provide you with additional incentives to achieve our annual business goals while positioning Compuware for long-term results, and to provide an opportunity to share in Compuware’s success. This Plan is issued under and subject to the Compuware Corporation Amended and Restated 2007 Long Term Incentive Plan (“LTIP”).  If there is any conflict between this Plan and the LTIP, the LTIP shall control.
This Plan is non-negotiable.

Short-Term Incentive Opportunity
You are eligible for a Short-Term Incentive Opportunity (“Annual Opportunity”) equal to the Short-Term Target Incentive Percentage multiplied by your base salary.  Your Short-Term Incentive Opportunity is based on the year-end performance against the following independent objectives:
1.	«M_1st_Metric» «M_1st_Metric_Nickname» – «M_1st_Metric_Incentive_Portion»
2.	«M_2nd_Metric» «M_2nd_Metric_Nickname» – «M_2nd_Metric_Incentive_Portion»

Long-Term Incentive Opportunity
You are eligible for a Long-Term Incentive Opportunity (“Long-Term Opportunity”) equal to the Long-Term Target Incentive Percentage multiplied by your base salary.  The Long-Term Opportunity will be divided equally among three separate components: Long-Term Performance Cash, Performance-based Non-Qualified Stock Options and Restricted Stock Units, as described below.

A.
Long-Term Performance Cash comprises 1/3 of the targeted Long-Term Opportunity.  Your Long-Term Performance Cash Opportunity is based on the year-end performance against the following independent objectives:

1.	Total Company Revenue (“Revenue”) – 50%
2.	Earnings Per Share (“EPS”) – 50%

B.
Performance-based Non-Qualified Stock Options (“NQSOs”) comprises 1/3 of the targeted Long-Term Opportunity.  The total number of NQSOs you are eligible to earn will be determined by dividing 1/3 of the targeted Long-Term Opportunity by the Black Scholes valuation on the date of the NQSO grant.  The ultimate value of the NQSOs will depend upon attainment of the performance conditions and the performance of the company stock when the options are exercised.  The NQSO grant will be at Fair Market Value.  Fair Market Value is the closing price of Compuware common stock on the last stock exchange trading day immediately preceding the grant date. The NQSOs are subject to the Company achieving specified performance targets for Revenue and Operating Income as set forth in your NQSO agreement for Fiscal Years 2014 and 2015. Attainment of the performance targets will determine the number of shares you will earn (“Earned Shares”). For Fiscal 2014, up to 50% percent of the total shares granted may be earned, split equally between the Revenue and Operating Income measurement categories. For Fiscal 2015, up to 25% percent of the total shares granted may be earned, split equally between the Revenue and Operating Income measurement categories. In each year, Earned Shares will be prorated between the threshold and the target levels of attainment for each measurement category. The remaining 25% of total shares granted will be earned only upon 100% attainment of the Fiscal 2015 target goal for each measurement category and will not be prorated.     The specific terms and conditions of your stock option grant are included in your Stock Option Agreement which will be posted to your E*Trade account.  You will receive an email message once your agreement is ready for your review and acceptance.  Please keep in mind that your stock option grant must be accepted, online, prior to exercising.

C.
Restricted Stock Units (“RSUs”) comprises 1/3 of the targeted Long-Term Opportunity.  The number of RSUs will be calculated by dividing 1/3 of the targeted Long-Term Opportunity by the closing price of Compuware common stock on the last stock exchange trading day immediately preceding the grant date.   The RSUs will vest over a period of four years at a rate of 25% on each anniversary of the grant date.  At vest, the RSUs will be converted to shares of common stock. RSUs will only be issued to Participants in an Plan eligible position on or before April 1, 2012. The specific terms and conditions of your RSU grant are included in your RSU Agreement which will be posted to your E*Trade account.  You will receive an email message once your agreement is ready for your review and acceptance.

Plan Administration

Proration
Short-Term Incentive Awards and Long-Term Performance Cash are payable in cash only.   Short-Term Target Incentive Awards and Long-Term Performance Cash will be prorated between performance levels.  Short-Term Incentive Awards will be paid no later than 2 ½ months following the close of fiscal year 2013.  Long-Term Performance Cash Awards will be paid no later than 30 days following the close of the second fiscal year following the completion of the Base Period.  Performance levels/targets for Plan objectives will not be prorated for partial time in a position. Short-Term Incentive Awards and Long-Term Performance Cash will be prorated for partial time in a position for each full month of eligibility under the Plan for new hires, transfers, promotions and other changes in tier assignments.

Compuware Corporation Confidential

Exhibit 10.140 FY 2013 Compuware Incentive Plan

Plan Governance
This Plan is administered by the Compensation Committee of the Board of Directors (“Committee”). The decision to make payouts under this Plan is at the Committee’s discretion or the discretion of the CEO as provided in Section 1.5(c) of the 2007 LTIP, which states:

Notwithstanding anything in this Plan to the contrary to the extent permitted by applicable law, the Committee may delegate to Chief Executive Officer of the Corporation the authority, subject to such terms and limitations as the Committee shall determine by resolution, to grant Awards to, cancel, modify, or waive rights with respect to, alter, discontinue or terminate Awards held by and otherwise exercise the Committee’s authority under this Plan with respect to Awards held by, Participants who are not persons subject to Section 16 of the Exchange Act.  The acts of the Chief Executive Officer pursuant to such delegated authority shall be treated hereunder as acts of the Committee and the Chief Executive Officer shall report regularly to the Committee regarding any Award so granted or other actions taken by the Chief Executive Officer pursuant to such delegated authority.

The Committee intends that the Annual Award be exempt from Code Section 162(m) as “performance-based compensation” (as defined in Internal Revenue Code Section 162(m) and the regulations there under).

Definitions and Calculations
The employee’s Annual Opportunity and Long-Term Opportunity under this Plan will be derived from the individual’s base salary and target incentive percent as of <<base salary date>>.

The independent objective targets and calculations will be determined based on United States Generally Accepted Account Principles (“US GAAP”) and exclude unusual items such as restructuring costs and divestitures.  Any questions regarding the calculations will be resolved by the Chief Financial Officer.

Termination of Employment
In the event that your employment with Compuware terminates (either voluntarily or involuntarily) prior to the payment of the Short-Term Incentive Award or the Long-Term Performance Cash Award, you will not receive any portion of the Award unless termination is due to death or Disability, as defined in the LTIP.

Miscellaneous
This Plan, together with the associated LTIP and any subsequent correspondence issued by the Committee, shall constitute the entire agreement between you and Compuware regarding the awards and supersedes all contradictory terms, representations or claims, whether written or oral. Compuware reserves the right to change or discontinue this Plan for business or economic reasons at any time without prior notice.  Nothing in the Plan is intended to confer upon you any right to continued employment.

If any dispute arises concerning payments to you under the terms of this Plan, you agree not to initiate legal action until you have first presented such concerns directly to the Committee or the CEO in writing, and until the Committee or CEO has had a reasonable time in which to review and address those concerns.  No legal action arising out of this Plan may be brought by either party more than one year after the cause of action has occurred.  This Plan shall be construed, interpreted, and governed by the local laws and regulations where you are employed.  In the event of legal action, the prevailing party shall be entitled to receive from the opposing party the costs incurred in such legal action, including but not limited to reasonable attorney's fees.

EXAMPLE SHEET (The below calculations are for illustrative purposes only)

Compuware Corporation Confidential

Exhibit 10.140 FY 2013 Compuware Incentive Plan

Plan Participant Name:	«EE_Name» («EE_Number»)	Business Unit:	«Business_Unit»
Short-Term Target Incentive Percentage:	«Incentive_Percent»	Manager:	«Manager»
Long-Term Target Incentive Percentage:	«LTI_Percent»	Plan Effective Dates:	«Plan_Effective_Dates»

Short-Term Incentive Opportunity Calculation

Month DD, YYYY Base Salary	X	Short-Term Target Incentive Percentage	=	Annual Opportunity
«Base_Salary_Currency» «Base_Salary»		«Incentive_Percent»		«Base_Salary_Currency» «STI_TOTAL»

	Minimum	Target	Maximum
Target Incentive Payout %	50%	100%	200%

Total Company Revenue Target (50% of LT Perf. Cash Opportunity)	USD <<threshold rev>>	USD <<target rev>>	USD <<max rev>>
Target Incentive Payout	«M_1st_Metric_Bonus_Currency» «M_1st_Metric_Bonus_1»	«M_1st_Metric_Bonus_Currency» «M_1st_Metric_Bonus_2»	«M_1st_Metric_Bonus_Currency» «M_1st_Metric_Bonus_3»

Earnings Per Share Targets (50% of LT Perf. Cash Opportunity)	USD <<threshold eps>>	USD <<target eps>>	USD <<max eps>>
Target Incentive Payout	«M_2nd_Metric_Bonus_Currency» «M_2nd_Metric_Bonus_1»	«M_2nd_Metric_Bonus_Currency» «M_2nd_Metric_Bonus_2»	«M_2nd_Metric_Bonus_Currency» «M_2nd_Metric_Bonus_3»

Long-Term Incentive Opportunity Calculation

A.	Long-Term Performance Cash

Month DD, YYYY Base Salary	X	Long-Term Target Incentive Percentage	X	Long-Term Performance Cash Percentage	=	Long-Term Performance Cash Opportunity
«Base_Salary_Currency» «Base_Salary»		«LTI_Percent»		33.3% or 1/3		«Base_Salary_Currency» «ONE_THIRD_PORTION»

	Minimum	Target	Maximum
Target Incentive Payout %	50%	100%	200%

Total Company Revenue Target (50% of LT Perf. Cash Opportunity)	USD <<threshold rev>>	USD <<target rev>>	USD <<max rev>>
Target LT Perf. Cash Payout	«M_1st_Metric_Bonus_Currency» «M_1st_Metric_LTPC_Bonus_1»	«M_1st_Metric_Bonus_Currency» «M_1st_Metric_LTPC_Bonus_2»	«M_1st_Metric_Bonus_Currency» «M_1st_Metric_LTPC_Bonus_3»

Earnings Per Share Targets (50% of LT Perf. Cash Opportunity)	USD <<threshold eps>>	USD <<target eps>>	USD <<max eps>>
Target LT Perf. Cash Payout	«M_2nd_Metric_Bonus_Currency» «M_2nd_Metric_LTPC_Bonus_1»	«M_2nd_Metric_Bonus_Currency» «M_2nd_Metric_LTPC_Bonus_2»	«M_2nd_Metric_Bonus_Currency» «M_2nd_Metric_LTPC_Bonus_3»

Compuware Corporation Confidential

Exhibit 10.140 FY 2013 Compuware Incentive Plan

B.	Performance-based Non-Qualified Stock Options

Month DD, YYYY Base Salary	X	Long-Term Target Incentive Percentage	X	NQSOs Percentage	÷	Black Scholes Option Pricing Model	=	# of Potential NQSOs
«Base_Salary_Currency» «Base_Salary»		«LTI_Percent»		33.3% or 1/3		«M_1st_Metric_Goal_Currency» «BLACK_SHOLES_OPTION_PRICE»		«No_of_NQSOs»

C.	Restricted Stock Units

Month DD, YYYY Base Salary	X	Long-Term Target Incentive Percentage	X	RSUs Percentage	÷	Fair Market Value on Grant Date	=	# of RSUs
«Base_Salary_Currency» «Base_Salary»		«LTI_Percent»		33.3% or 1/3		«M_1st_Metric_Goal_Currency» «CLOSING_PRICE_ON_Month_DD»		«No_of_RSUs»

Compuware Corporation Confidential